UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 6, 2018

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.        Other Events.
As previously disclosed, the Georgia Public Service Commission (“PSC”) issued an order on the federal tax reform legislation enacted in December 2017 (the “Tax Reform Legislation”) requiring Georgia Power Company (“Georgia Power”) to submit its analysis of the Tax Reform Legislation and related recommendations to address the impacts on Georgia Power’s cost of service and annual revenue requirements by March 6, 2018.
On March 6, 2018, Georgia Power and the staff of the Georgia PSC reached a settlement agreement (the “Tax Reform Settlement Agreement”) regarding the retail rate impact of the Tax Reform Legislation. Pursuant to the Tax Reform Settlement Agreement, to reflect the federal income tax rate reduction impact of the Tax Reform Legislation, Georgia Power would refund to customers $185 million and $145 million as a bill credit for calendar years 2018 and 2019, respectively. In addition, Georgia Power would defer as a regulatory liability (1) the revenue equivalent of the tax expense reduction resulting from legislation lowering the Georgia state income tax rate from 6.00% to 5.75% in 2019 and (2) the entire benefit of approximately $700 million in federal and state excess accumulated deferred income taxes. The amortization of these regulatory liabilities would be addressed in Georgia Power’s next base rate case, which is scheduled to be filed by July 1, 2019. If there is not a base rate case in 2019, customers will continue to receive $185 million in annual bill credits, with any additional federal income tax savings deferred as a regulatory liability, until Georgia Power’s next base rate case.
To address the negative cash flow and credit metric impacts of the Tax Reform Legislation, Georgia Power’s equity ratio (currently approximately 51%) would be increased to the lower of (1) Georgia Power’s actual common equity weight in its capital structure and (2) 55%, until Georgia Power’s next base rate case. Benefits from reduced federal income tax rates in excess of the amounts refunded to customers will be retained by Georgia Power to cover the carrying costs of the incremental equity in 2018 and 2019.
The Tax Reform Settlement Agreement is subject to approval by the Georgia PSC. Accordingly, the terms of the Tax Reform Settlement Agreement are subject to change and the terms of any final agreement approved by the Georgia PSC may differ materially from the terms of the Tax Reform Settlement Agreement. The ultimate outcome of this matter cannot be determined at this time.
Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the Tax Reform Settlement Agreement. Georgia Power cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Georgia Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Georgia Power’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the uncertainty surrounding the recently enacted Tax Reform Legislation, including implementing regulations and Internal Revenue Service interpretations, actions that may be taken in response by regulatory authorities, and its impact, if any, on the credit ratings of Georgia Power; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including those related to the Tax Reform Settlement Agreement; changes in Georgia Power’s credit ratings, including impacts on interest rates, access to capital markets, and collateral requirements; and the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance, and the economy in general, as well as potential impacts on the benefits of U.S. Department of Energy loan guarantees. Georgia Power expressly disclaims any obligation to update any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2018	GEORGIA POWER COMPANY
	By	/s/David P. Poroch
David P. Poroch Comptroller and Vice President